Exhibit (1)

                                    AGREEMENT


     THIS AGREEMENT is made this 14th day of May, 1993 by and between General Electric Company, a New York corporation, acting through GE Medical Systems ("GE") and Medical Imaging Centers of America, Inc., a California corporation ("MICA").

                                    RECITALS

     A.   GE is a primary supplier of equipment and services to MICA.

     B. MICA has requested that GE restructure the terms of its obligations and the obligations of its Subsidiaries to GE arising in connection with GE's provision of equipment and services to MICA and its Subsidiaries and GE has agreed to do so on the terms and conditions set forth herein.

     C. MICA acknowledges that GE is making valuable monetary and other concessions pursuant to this Agreement and the transactions contemplated hereby, including without limitation (i) GE's agreement to terminate certain equipment leases and to accept the return of the equipment subject to the leases in full satisfaction of rent(s) due under the leases without imposition of any early termination fees or penalties, (ii) reduction by $32,497.16 of current monthly finance and service payments of MICA and certain of its subsidiaries pursuant to a sale-leaseback of equipment, (iii) cancellation of MICA's November 1, 1992 promissory note to GE and acceptance of a replacement note which provides for an interest rate of 0.0% for the period May 1993 through April 1994, and (iv) deferral of March and April 1993 equipment and service payments owing for the "Fee for Service" segment of MICA's business, all as more completely described in this Agreement and the other instruments and documents to be executed in connection with closing the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the foregoing recitals and the terms and conditions contained herein, and of any extension of credit or financial accommodation heretofore, now or hereafter made by GE to or on behalf of MICA and its Subsidiaries, GE and MICA hereby agree as follows:

1.   GENERAL DEFINITIONS AND RULES OF CONSTRUCTION

     In addition to the defined terms appearing above or defined in subsequent sections of this Agreement, capitalized terms used in this Agreement shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings when used in this Agreement:

     1.1 "Affiliate" shall mean as to any Person (i) any other Person which, directly or indirectly, controls, is controlled by or is under common control with that Person, and (ii) any Person in which, directly or indirectly, any Person described in (i) controls, is controlled by or is under common control.

     1.2 "Bankruptcy Code" shall mean Title 11 of the United States Code, as from time to time amended, and the rules applicable with respect thereto.

     1.3 "Bill of Sale" shall mean that certain bill of sale in the form attached hereto as Schedule 1.3 whereby MICA and certain of its Subsidiaries shall transfer the Sale-Leaseback Equipment to GE.

     1.4 "Business Day" shall mean any day except Saturday, Sunday or any day in which banks in Milwaukee, Wisconsin are required or authorized by law to remain closed.

     1.5   "Closing Date" shall mean May 21, 1993.

     1.6 "Collateral" shall have the meaning assigned to it in Section 2(a) of the Security Agreement.

     1.7 "Default" shall mean any event which, with the passage of time, the giving of notice, or both, would become an Event of Default, unless cured or unless waived as specifically provided in this Agreement.

     1.8 "Disposition" shall mean the sale, transfer or other disposition in any single transaction or series of related transactions of any asset, or group of related assets, of MICA or any of its Subsidiaries, other than the sale or other disposition of inventory in the ordinary course of business. As used in this Agreement, the phrase "series of related transactions" shall mean that the transactions, taken as a whole, were conceived and are implemented on a strategically integrated basis and the phrase "related assets" shall mean that the assets are functionally related to one another.

     1.9 "Distributions" shall mean, with respect to any shares of capital stock or any warrant or right to acquire shares of capital stock or any other equity security issued by MICA, (i) the retirement, redemption, purchase or other acquisition, directly or indirectly, for value by MICA of any such security, except to the extent that the consideration therefor consists of shares of Stock, (ii) the declaration or (without duplication) payment by MICA of any dividend in cash or in Property, directly or indirectly, on or with respect to any such security, (iii) any investment by MICA in the holder of 5% or more of any such security if a purpose of such investment is to avoid characterization of the transaction as a Distribution, and (iv) any other payment by MICA constituting a distribution under applicable laws with respect to such security.

     1.10  "Event of Default" shall have the meaning assigned to it in Section
7.1.

     1.11 "Financing Statements" shall mean the Form UCC-1 or other financing statements to be filed in the appropriate offices for the perfection of a security interest in any of the Collateral.

     1.12 "GAAP" shall mean Generally Accepted Accounting Principles applied on a consistent basis as in effect from time to time and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods after the date of this Agreement.

     1.12A "Harris Bank" shall mean Harris Trust and Savings Bank, an Illinois banking corporation.

     1.12B "Harris Documents" shall have the meaning set forth in Section 1 of the Security Agreement.

     1.13 "Hazardous Materials" shall mean any substance, material, or waste that is regulated because of its hazardous, toxic, or polluting nature, by any city, county, or other local or regional government authority, any State, or the United States Government or any agency thereof having jurisdiction, including any material or substance that is (i) petroleum or petroleum distillates, including crude oil, natural gas, natural gas liquids, liquefied natural gas or synthetic gas, (ii) asbestos, (iii) designated as a "hazardous substance" pursuant to section 311 of the Clean Water Act, 33 U.S.C. 1251, et seq., 33 U.S.C. 1321, or listed pursuant to section 307 of the Clean Water Act, 33 U.S.C. 1317, (iv) defined as a "hazardous waste" pursuant to section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., 42 U.S.C. 6903,
(v) defined as a "hazardous substance" pursuant to section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601, et seq., 42 U.S.C. 9601, (vi) determined to be a chemical substance or mixture that poses an unreasonable risk of injury to human health or the environment under the Toxic Substances Control Act, 15 U.S.C. 2601, et seq.,
(vii) determined to be a Hazardous Air Pollutant under the Clean Air Act, 42 U.S.C. 7501, et seq., or (viii) listed, defined, or identified in the regulations adopted pursuant to any of the foregoing laws.

     1.14  "Indebtedness" means, as applied to any Person, without duplication
(i) all items, except items of capital stock or of surplus or of general contingency or deferred tax reserves, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person on the date as of which Indebtedness is to be determined, (ii) all obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien to which any Property or asset owned or held by such Person is subject, whether or not the obligation secured thereby shall have been assumed, and (iii) all obligations of other Persons which such Person has guaranteed, including, but not limited to, all obligations of such Person consisting of recourse liabilities with respect to accounts receivable sold or otherwise disposed of by such Person.

     1.15  "Installment Agreements" shall have the meaning set forth in Section
2.2 hereof.

     1.15A "Installment Sale Termination Agreements" shall have the meaning set forth in Section 2.2 hereof.

     1.16 "IRC" shall mean the Internal Revenue Code of 1986, as heretofore or hereafter amended, and all regulations promulgated thereunder.

     1.17 "Lease Termination Agreements" shall mean those certain Lease Termination Agreements to be entered into on the Closing Date by GE and MICA and its Subsidiaries, as applicable, in a form substantially as set forth in
Schedule 1.17 hereto.

     1.18 "Liabilities" or "Liability" shall mean all loans, advances, indebtedness, liabilities, and obligations of MICA and its Subsidiaries to GE, of any and every kind and nature, whether now or hereafter owing, arising, due or payable from MICA or its Subsidiaries to GE, whether or not evidenced by any note, agreement, or other instrument and whether primary, secondary, direct, contingent, fixed or otherwise, including obligations of performance, and including, particularly, principal, interest, loan fees, charges, expenses, attorneys' fees, and other amounts chargeable to MICA or its Subsidiaries by GE.

     1.19 "Lien" shall mean (i) any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien (including tax liens, judgment liens, liens of mechanics, suppliers, and other Persons for the provision of goods or services, and all other liens arising under statute, common law or judicial interpretation), charge, claim, security interest, capitalized lease obligation, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, or any financing lease having substantially the same economic effect as any of the foregoing),
(ii) any arrangement, express or implied, under which any Property is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of general, unsecured creditors; (iii) any indebtedness which is unpaid more than forty-five (45) days after the same shall have become due and payable and which if unpaid would by law (including but not limited to bankruptcy and insolvency laws), or otherwise, be given any priority whatsoever over general, unsecured creditors; and (iv) the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction.

     1.20 "Material Adverse Effect" shall mean any set of circumstances or events which (i) was initiated or approved by MICA or any of its Subsidiaries and which has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other agreement between MICA or one of its Subsidiaries and GE, (ii) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), or business operations of MICA and its Subsidiaries, taken as a whole, (iii) materially impairs or could reasonably be expected to materially impair the ability of MICA to satisfy the Liabilities, or (iv) was initiated or approved by MICA or any of its Subsidiaries and which materially impairs or could reasonably be expected to materially impair the ability of GE to enforce its legal remedies pursuant to this Agreement or any of the Scheduled Documents.

     1.21  "MaxiService Agreements" shall have the meaning set forth in Section
2.2 hereof.

     1.22 "MICA Imaging" shall mean MICA Imaging, Inc., an Illinois corporation.

     1.23  "1992 Note" shall have the meaning set forth in Section 2.3 hereof.

     1.24  "Note" shall have the meaning set forth in Section 2.3 hereof.

     1.25 "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity, party, or government (whether federal, state, county, city, municipal, or otherwise, including any instrumentality, division, agency, body, or department thereof).

     1.26 "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     1.27 "Release and Settlement Agreement" shall have the meaning set forth in Section 3.1(A) hereof.

     1.28 "Reserves" shall mean reserves for returns, allowances, and the like as may be established by MICA or as may otherwise be required in accordance with GAAP.

     1.29  "Sale-Leaseback Equipment" shall have the meaning set forth in
Section 2.2 hereof.

     1.30 "Scheduled Documents" shall mean, collectively, the Note, the Security Agreement, the Warrant, the Lease Termination Agreements, the Release and Settlement Agreement, the MaxiService Agreements and the Bill of Sale.

     1.31 "Security Agreement" shall mean that certain Security Agreement in the form attached as Schedule 1.31 hereto.

     1.32 "Solvent" when used with respect to MICA, shall mean that (i) the fair salable value of the total amount of MICA's assets is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with generally accepted accounting principles, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (ii) MICA is able to pay its debts or obligations in the ordinary course as they mature; and (iii) MICA has capital sufficient to carry on its businesses and all businesses in which it is about to engage.

     1.33 "Stock" shall mean all shares, options, warrants, interests, participations, or other equivalents, howsoever designated, of or in a corporation or equivalent entity, whether voting or non-voting, including common stock, preferred stock, convertible debentures, and all agreements, instruments, any other "option" (as such term is defined in temporary Treasury Regulation 1.382-2T(h)(4)(v) promulgated under the Internal Revenue Code), or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), and documents convertible, in whole or in part, into any one or more or all of the foregoing.

     1.34 "Subsidiary" shall mean any corporation of which fifty percent (50%) or more of the outstanding shares of each class having voting power (other than shares having such power by reason of the happening of a contingency) is at the time owned or controlled, directly or indirectly, by MICA.

     1.35 "Supplemental Documentation" shall mean agreements, instruments, documents, financing statements, warehouse receipts, bills of lading, and other written matter necessary or requested by GE to perfect and/or maintain the perfection of GE's Lien upon the Collateral and to consummate the transactions contemplated in or by this Agreement and the Scheduled Documents.

     1.36 "Termination Date" shall mean the date on which all Liabilities under or in connection with the Note have been completely and finally paid and discharged, whether by prepayment or otherwise.

     1.37 "UCC" shall mean the Uniform Commercial Code of the jurisdiction with respect to which such term is used, as in effect from time to time.

     1.38  "Warrant" shall have the meaning set forth in Section 2.4 hereto.

     1.39 Other Terms: All other terms hereinbefore or hereinafter defined, including, without limitation, all terms defined in the preamble and recitals hereto, shall have the meanings herein assigned to such terms. All terms used in the above definitions and all other terms contained in this Agreement, where the context so indicates or requires, shall have the meanings provided by the UCC as in effect in the State of California to the extent the same are used or defined therein. Any accounting terms used in this Agreement and not specifically defined herein shall have the meanings given them in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP, consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

     1.40 Rules of Construction: Except as otherwise specifically provided in this Agreement, the singular of any term shall include the plural, and vice versa, the use of any term shall be equally applicable to any gender, "or" shall not be exclusive, and "including" shall not be limiting. The words "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement. Any reference to a "Section," "Exhibit," or "Schedule" shall refer to the relevant Section of, or Exhibit or Schedule to, this Agreement, unless specifically indicated to the contrary.

2.   RESTRUCTURING OF OBLIGATIONS

     2.1 Termination or Assignment of Equipment Leases. GE and MICA (or the applicable Subsidiary of MICA) shall terminate or assign the equipment leases relating to the equipment described on Exhibit 2.1 hereto on the Closing Date by executing and delivering Lease Termination Agreements or Assignment and Assumption Agreements with respect to such leases as provided in Exhibit 2.1. The equipment shall be returned to GE in full satisfaction of rental payments due under the corresponding leases, all as more specifically set forth in the Lease Termination Agreements.

     2.2 Sale-Leaseback. On the Closing Date, MICA shall sell, assign, transfer and deliver and shall cause certain of its Subsidiaries to sell, assign, transfer and deliver to GE, and GE shall purchase and receive from MICA and such Subsidiaries, all of the equipment ("Sale-Leaseback Equipment") subject to the installment sales agreements identified on Exhibit 2.2 hereto (collectively, the "Installment Agreements") including but not limited to the equipment identified on Exhibit 2.2, free and clear of any and all security interests, mortgages, pledges, liens, restrictions, charges or encumbrances of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise, other than liens granted to GE. The aggregate purchase price, including applicable Illinois sales tax, for the Sale-Leaseback Equipment shall be equal to Five Million Seven Hundred Four Thousand One Hundred Twelve Dollars and Nine Cents ($5,704,112.09) ("Purchase Price"). MICA shall deliver an invoice to GE in the amount of the Illinois sales tax payable in connection with the sale of the Sale-Leaseback Equipment to GE. GE shall promptly deliver a check to MICA in the amount of such sales tax. The remainder of the Purchase Price shall be paid by GE by cancelling MICA or the applicable Subsidiary's remaining obligation under the Installment Agreements pursuant to the terms of the "Installment Sale Termination Agreements" (as defined below). Concurrent with the transfer of the Sale-Leaseback Equipment, GE and MICA shall (i) execute and deliver installment sale termination agreements in a form substantially as set forth in Schedule 2.2(A) hereto ("Installment Sale Termination Agreements") with respect to each of the Installment Agreements, and (ii) execute and deliver lease and service agreements in a form substantially as set forth in Schedule 2.2(B) hereto (the "MaxiService Agreements"), whereby GE shall lease to MICA or one of its Subsidiaries the Sale-Leaseback Equipment and provide service thereon, all as more specifically set forth in the MaxiService Agreements. Payment terms under the MaxiService Agreements with respect to the Sale-Leaseback Equipment shall be as set forth in Exhibit 2.2 hereto.

     2.3 Note. On the Closing Date, MICA shall execute and deliver to GE its promissory note (the "Note") in the principal amount of Seven Million Four Hundred Forty-Two Thousand Six Hundred Sixteen Dollars and Thirty-Eight Cents ($7,442,616.38) in the form attached hereto as Schedule 2.3, which amount corresponds to the sum of (i) the aggregate indebtedness of MICA to GE under the November 1, 1992 promissory note (the "1992 Note") made by MICA and payable to GE in the original principal amount of Three Million Three Hundred Thirty-Four Thousand Four Hundred Eighteen and 94/100 Dollars ($3,334,418.94) and (ii) all payments due and owing to GE from MICA and its Affiliates under all service agreements and equipment leases related to the "Fee For Service" segment of MICA's business (as identified on Exhibit 2.3 hereto) for the months of March, April and May 1993 (the "Deferred Payments"). GE's acceptance of the Note shall reflect GE's deferral of the Deferred Payments and waiver of all penalties and events of default under the service agreements and equipment leases identified on Exhibit 2.3 arising from the nonpayment of such amounts in March, April and May 1993. GE shall return the 1992 Note to MICA marked "Superseded" on the face thereof concurrently with its receipt of the Note.

     2.4 Warrant. On the Closing Date, MICA shall issue and deliver to GE its common stock warrant (the "Warrant"), in the form attached hereto as Schedule 2.4, to acquire 2,300,000 shares of its common stock, no par value, at an exercise price per share equal to (i) $0.45 plus (ii) the last reported sales price of MICA's common stock, no par value, on NASDAQ on the date immediately preceding the Closing Date. The Warrant shall be exercisable from time to time commencing on the second anniversary of the Closing Date and ending at 5:00 p.m., California time on the fifth anniversary of the Closing Date.

     2.5 Security Interest. To secure the performance of the Liabilities by MICA and its Subsidiaries, MICA shall grant and shall cause its Subsidiaries to grant a security interest to GE in their respective accounts receivable and in all equipment purchased from and financed by GE or leased pursuant to capital leases by them from GE or one of its Affiliates, free and clear of all Liens, except the Lien of Harris Bank in the accounts receivable of MICA Imaging and any Liens granted to GE, pursuant to that certain Security Agreement in the form attached hereto as Schedule 1.31. Notwithstanding the foregoing, nothing in this Agreement or in the Security Agreement shall be construed to give GE any right to the accounts receivable of any joint venture or partnership in existence as of the Closing Date which is an Affiliate of MICA as identified in
Exhibit 4.1(L). Pursuant to the Security Agreement, GE shall agree, in the exercise of its reasonable discretion, to subordinate its security interest in the accounts receivable, except those of MICA Imaging, to a new lender who provides new capital to MICA.

     2.6 One Obligation. All indebtedness, obligations, and Liabilities of MICA to GE under this Agreement and the Note shall constitute one obligation secured by GE's Lien upon all Collateral and by all other Liens, security interests, claims and encumbrances heretofore, now, or at any time or times hereafter granted by MICA to GE. MICA agrees that all of the rights of GE set forth in this Agreement shall apply to any modification of or supplement to this Agreement except as otherwise specifically provided in any such modification or supplement.

     2.7 Term. The provisions of this Agreement shall be in effect until the Termination Date, unless terminated sooner in accordance with the provisions of this Agreement. Notwithstanding any provision herein to the contrary, MICA and GE expressly agree that the Note shall be due and payable at any time any other Liability of MICA to GE is accelerated or terminated (except by prepayment or final payment on the due date thereof) in accordance with this Agreement or any other agreement evidencing such Liability, as the case may be.

     2.8 Application of Payments and Collections. Upon the occurrence and during the continuance of any Default or Event of Default, MICA irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by GE from or on behalf of MICA, and MICA irrevocably agrees that GE shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by GE or its agents against the Liabilities in such manner as GE may deem advisable, notwithstanding any entry by GE upon any of its books and records.

3.   CONDITIONS PRECEDENT

     3.1 Conditions Precedent of GE to Closing. GE's obligation to close the transactions contemplated hereby and to perform its obligations as of the Closing Date shall be, at the option of GE, subject to satisfaction of each of the following conditions (which may be waived specifically in writing by GE in whole or in part) at or prior to the Closing Date:

           (A) Release and Settlement Agreement. GE, MICA and MICA's Subsidiaries shall have executed and delivered a Release and Settlement Agreement in the form attached as Schedule 3.1(A) ("Release and Settlement Agreement") hereto whereby MICA and its Subsidiaries shall release any and all claims against GE except those involving equipment and maintenance problems not within their knowledge as of the Closing Date.

           (B) Obligations. All obligations of MICA and its Affiliates under all leases, agreements and instruments with or payable to GE that have accrued as of the Closing Date shall have been satisfied in full by MICA or its Affiliates, except as otherwise specifically provided in this Agreement or the Lease Termination Agreements.

           (C) Warranties True; Covenants Performed. Each of the representations and warranties made by MICA and set forth in this Agreement and the Exhibits attached hereto or otherwise made in writing in connection herewith shall be true and correct in all material respects at and as of the Closing Date, and the covenants required by this Agreement to be performed and complied with by MICA as of the Closing Date shall have all been performed and complied with in all material respects.

           (D) MICA Consents, Approvals and Authorizations. MICA shall have obtained all consents, approvals and authorizations of third parties necessary in connection with the valid execution, delivery and performance of this Agreement and the Scheduled Documents.

           (E) Signing of Instruments. MICA and its Subsidiaries shall have executed and delivered all documents and instruments required to be executed by them pursuant to the provisions of this Agreement, including, without limitation, all of the Scheduled Documents.

           (F) Unfavorable Action or Proceeding. On the Closing Date no action or proceeding shall be pending or threatened against MICA wherein an unfavorable judgment, decree or order would, in GE's reasonable opinion, prevent or make unfavorable the carrying out of this Agreement, would cause the transactions contemplated by this Agreement to be rescinded, or would have a Material Adverse Effect on MICA. In the event of the receipt of any communication from any Person or any other notice (a copy of which communication or notice shall be promptly delivered to GE) prior to the Closing Date, which communication or notice shall in the reasonable opinion of GE threaten such action or proceeding, GE may cancel this Agreement by giving written notice to MICA and shall thereupon be released from any and all liability related to this Agreement.

           (G) Officer's Certificate. GE shall have received a certificate of the President of MICA, dated as of the Closing Date, in the form attached hereto as Schedule 3.1(G) and certifying to GE the accuracy of the representations and warranties set forth in this Agreement and compliance with MICA's covenants set forth in this Agreement that are required to be performed as of the Closing Date.

           (H) Certificate of Incumbency. GE shall have received a certificate of the corporate Secretary of MICA dated as of the Closing Date and certifying to GE (i) that attached thereto is a true and complete copy of the Articles of Incorporation and the Bylaws of MICA, as in effect on the date of such certification, (ii) as to the incumbency and genuineness of the signature of the officers of MICA from the date hereof to the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and the Scheduled Documents, (iii) as to the resolutions of the Board of Directors of MICA authorizing the execution, delivery and performance of this Agreement and the Scheduled Documents, and (iv) that such resolutions have not been amended or rescinded and remain in full force and effect.

           (I) Good Standing Certificates. GE shall have received a copy of the Articles of Incorporation of MICA and MICA Imaging, Inc., an Illinois corporation ("MICA Imaging"), and all amendments thereto, certified by the Secretaries of State of their respective States of incorporation, and good standing certificates for each such corporation, issued by the Secretaries of State of the States where they are qualified to do business, as set forth in
Exhibit 4.1(A).

           (J) Default. There shall exist no Default or Event of Default on the Closing Date under this Agreement.

           (K) Debt Holder Concessions. Holders of not less than seventy-five percent (75%) of MICA's $11 million convertible subordinated debentures due in 1999 shall have agreed to the concessions set forth in Exhibit 3.1(K).

           (L) Automatic Drafting. MICA and each of its Subsidiaries shall have executed and delivered to GE an Authorization Agreement for Pre-Arranged Payments (Debits) in the form attached as Schedule 3.1(L) hereto whereby GE shall be authorized to debit the account or accounts of MICA and its Subsidiaries that are identified in Exhibit 3.1(L) for payments due each month under all leaseline, maxiservice, lease agreements, installment and/or service contracts with GE.

           (M) Exhibits and Schedules. The provisions of all Exhibits and Schedules attached to this Agreement that have not been completed as of the date of this Agreement shall be acceptable to GE in its reasonable discretion. Further, GE shall have been given the opportunity through and including the Closing Date to update and amend the Exhibits attached to this Agreement; provided, however, that any amendments to such Exhibits made by GE shall be acceptable to MICA in its sole discretion.

           (N) Harris Bank Consent. Harris Bank shall have provided its written consent to the terms of the Security Agreement.

     3.2 Conditions Precedent of MICA to Closing. MICA's obligation to close the transactions contemplated hereby and to perform its obligations as of the Closing Date shall be, at the option of MICA, subject to satisfaction of the condition (which may be waived specifically in writing by GE in whole or in part) at or prior to the Closing Date, that the provisions of all Exhibits and Schedules attached to this Agreement that have not been completed as of the date of this Agreement are acceptable to MICA in its reasonable discretion. Further, MICA shall have been given the opportunity through and including the Closing Date to update and amend the Exhibits attached to this Agreement; provided, however, that any amendments to such Exhibits made by MICA shall be acceptable to GE in its sole discretion.

4.   WARRANTIES AND REPRESENTATIONS OF MICA

     4.1 Warranties and Representations. MICA warrants and represents to GE that:

           (A) Existence and Qualification; Power; Good Standing. MICA and each of its Subsidiaries are corporations duly organized and validly existing under the laws of the States of their incorporation. MICA and MICA Imaging are in good standing under the laws of the States of their incorporation. MICA and MICA Imaging have the full corporate power and authority to own, lease and operate their respective properties and assets as presently owned, leased and operated, and to carry on their business as it is now being conducted. MICA and MICA Imaging are duly qualified and in good standing to do business in each jurisdiction in which the character of their properties or the character of their business requires such qualification, license or good standing. Exhibit 4.1(A) sets forth MICA's chief executive office, (ii) principal place of business, and (iii) a complete list of all jurisdictions in which MICA and MICA Imaging are qualified to do business.

           (B) Authority; Binding Obligations. MICA and each of its Subsidiaries have the requisite corporate power and authority, and have taken all necessary corporate and other actions, necessary to enter into, execute, deliver and perform this Agreement and all the Scheduled Documents, as applicable. This Agreement has been, and the Scheduled Documents at Closing will have been, duly executed and delivered by MICA and its Subsidiaries, as applicable, and are the legal, valid and binding obligations of MICA and such Subsidiaries enforceable against MICA and the Subsidiaries, as applicable, in accordance with their respective terms, subject as to the enforcement of remedies only, to limitations imposed by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting creditors' rights generally. To the best knowledge of MICA, the Security Agreement, along with all action required to fully perfect GE's security interest thereunder as of the Closing Date, creates and constitutes a valid and perfected security interest in and Lien on the now owned or existing Collateral in accordance with the priorities set forth in the Security Agreement, enforceable against all third parties, and, to the best knowledge of MICA, will create a valid and perfected security interest in and Lien on all remaining Collateral when acquired by MICA or any of its Subsidiaries, in accordance with the priorities set forth in the Security Agreement, enforceable against all third parties. All filings and other actions necessary or desirable to protect and perfect such Lien and security interest in each item of the Collateral have been duly made or taken or will be duly made or taken when such Collateral is acquired by MICA or any of its Subsidiaries.

           (C) Compliance with Laws/Agreements. The execution, delivery and performance by MICA of this Agreement shall not, by the lapse of time, the giving of notice, or otherwise, directly or indirectly (i) constitute a violation of any applicable law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to MICA, (ii) result in a default under or a breach of any provision contained in MICA's Articles of Incorporation or By-Laws or, any indenture, loan, mortgage, lease, or deed of trust, agreement relating to the borrowing of monies, instrument, document or, to MICA's knowledge, any agreement to which MICA is now a party or by which it is bound, the violation or breach of which would in any of such cases have a Material Adverse Effect on MICA or result in the creation or imposition of any material Lien, charge or encumbrance upon any of the Collateral. MICA is not a party to, or otherwise subject to, any provision contained in any instrument evidencing Indebtedness of MICA, any agreement relating thereto, or any other contract or agreement (including its charter) that limits the amount of, or otherwise imposes restrictions on, the incurring of obligations by MICA or any of its Subsidiaries that would have a Material Adverse Effect on the ability of MICA or any of its Subsidiaries to perform its obligations hereunder or under any Scheduled Document.

           (D) Absence of Defaults. Neither MICA nor any of its Subsidiaries has breached any material provisions of, or is in default in any material respect under the terms of, or has engaged in any activity which would cause revocation or suspension of, any governmental license, franchise, permit, authorization, and, to MICA's knowledge, no action or proceeding seeking or contemplating the revocation or suspension of any thereof is pending or threatened.

           (E) Licenses and Permits. MICA and its Subsidiaries possess and are in good standing with respect to all licenses (including without limitation lending licenses), franchises, permits and other authorizations materially necessary to continue to conduct their business as heretofore conducted.

           (F) Consents and Approvals. Except as set forth in Exhibit 4.1(F) attached hereto, no consent, approval, permit, waiver, authorization or other action of or by any court, governmental or nongovernmental Person or entity, is required or will be necessary in connection with the execution, delivery or performance of this Agreement or any other document contemplated hereby by MICA or any of its Subsidiaries. MICA shall be responsible for and shall take any and all steps necessary, at its sole expense, to obtain all such consents, approvals and authorizations prior to the Closing Date and shall keep GE informed as to the status of obtaining such consents. All such consents, approvals and authorizations shall be approved as to form by GE in writing.

           (G) Liabilities. MICA has no Indebtedness and has not guaranteed the obligations of any Person, except (i) as shown in the financial statements delivered to GE by MICA, including all footnotes thereto, (ii) for trade payables arising in the ordinary course of its business since the date of the financial statements delivered to GE, and (iii) for money borrowed and other financial accommodations from GE.

           (H) Title to Collateral; Location of Equipment. On the Closing Date (or with respect to after-acquired property, on the date acquired), MICA and its Subsidiaries will have good, indefeasible, and merchantable title to and ownership of the Collateral (except Collateral that is leased and not owned by MICA and/or its Subsidiaries), free and clear of all Liens except those of GE and those set forth in Exhibit 4.1(H) attached hereto, which Liens and GE's Lien will be in the priority set forth in the Security Agreement. As of the date of this Agreement and the Closing Date, the Collateral and all related books and records, including computer programs, printouts, and other computer materials are located only at the locations set forth in Exhibit 4.1(H).

           (I) Compliance with Laws. Except as set forth in Exhibit 4.1(I) attached hereto, MICA and its Subsidiaries have materially complied with and are not in default in any material respect under any law, ordinance, requirement, regulation or order applicable to their business, operations or properties, and MICA has received no notice and is unaware of any claimed default with respect to the foregoing.

           (J) Environmental Matters.

            (i) To MICA's knowledge, neither MICA, nor any of its Subsidiaries, nor any previous owner, tenant, occupant, or user of any real property now or previously owned or leased by MICA or any of its Subsidiaries has used, generated, manufactured, installed, released, discharged, stored, handled, transported, or disposed of any Hazardous Materials, on, under, in or about the site of any such real property; and

           (ii) To MICA's knowledge, MICA's and its Subsidiaries' use of such real property complies with all applicable environmental laws and governmental regulations, including all applicable federal, state, and local laws, ordinances, and regulations pertaining to air and water quality, Hazardous Materials, waste disposal, or other environmental matters, including the Clean Water Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, and the rules, regulations, and ordinances of the city and county in which such property is located, the Environmental Protection Agency, and all other applicable federal, state, regional, and local agencies and bureaus, where the failure to so comply would have a Material Adverse Effect either as to the value of such real property, as to MICA's or its Subsidiaries' occupancy or use of such real property, or as to MICA or its Subsidiaries.

           (K) Insurance. Set forth in Exhibit 4.1(K) attached hereto is a list of all insurance of any nature maintained by MICA including descriptions of the coverage, policy limits, and deductibles with respect thereto. All such policies, unless otherwise specified, are in full force and effect and provide coverage of such risks and for such amounts as is required by this Agreement. There has not occurred any accident or loss or any other event known to MICA, other than those listed in Exhibit 4.1(K), that might reasonably be expected to result in (a) the cancellation or reduction of any insurance policies in effect, which cancellation would, individually or in the aggregate, materially diminish such insurance coverage, or (b) any material premium adjustment with respect to any insurance policies identified in Exhibit 4.1(K).

           (L) Joint Ventures. Except as set forth in Exhibit 4.1(L) attached hereto, neither MICA nor any of its Subsidiaries is engaged in any joint venture or partnership with any Person.

           (M) Subsidiaries and Affiliates. MICA has no Subsidiaries and Affiliates except as set forth in Exhibit 4.1(M) attached hereto.

           (N) Financial Statements. The financial statements, interim financial statements and balance sheets of MICA as of December 31, 1992 previously delivered by MICA to GE and required to be delivered by MICA to GE during the term of this Agreement under Section 6.1: (i) are and will be true, complete and correct in all material respects, (ii) present and will present fairly and accurately the financial condition of MICA and its Subsidiaries, respectively, and the results of their respective operations at the dates and for the periods indicated, and (iii) have and will have been prepared in conformity with GAAP, applied consistently for the periods specified, except that the interim financial statements need not contain any of the footnotes required to comply with GAAP. From and after December 31, 1992, MICA has not made any changes in its accounting methods or practices.

           (O) Litigation or Claims. Except as set forth in Exhibit 4.1(O) attached hereto (said matters set forth in Exhibit 4.1(O) being collectively referred to herein as "Pending Litigation"), neither MICA nor MICA's Subsidiaries, properties, businesses or assets is engaged in or a party to or threatened with any suit, action, proceeding, inquiry, enforcement action, investigation, claim or demand or legal, administrative, arbitration or other method of settling disputes or disagreements, and MICA, to the best of its knowledge after due investigation, does not know, anticipate or have notice of any basis for any such action. MICA has not received notice of any investigation, threatened or contemplated, by any federal or state governmental authority or agency, that remains unresolved. None of the Pending Litigation has created a Lien or a claim therefor against any of MICA's Property, including, without limitation, the Collateral.

           (P) Taxes. Except as set forth in Exhibit 4.1(P) attached hereto, all federal, state, county and other tax returns, reports and declarations of every nature (including, without limitation, income, employment, payroll, excise, Property, sales and use taxes, unemployment contributions) required to be filed by or on behalf of, or with respect to MICA and its assets, including, without limitation, the Collateral have been duly and timely filed, and will continue to be duly and timely filed (within the time periods required by law) by MICA, all such returns or reports are, or will be at the time of filing, complete and accurate and in accordance with the tax laws applicable thereto and accurately reflect all such taxes, charges and assessments required to be paid by MICA for the periods covered thereby. No extension of time or requests therefor or waiver thereof, have been made or are presently pending or effective with respect to such reports, returns or taxes that will have a Material Adverse Effect on MICA. All taxes shown to be due and payable on such returns and reports and any deficiency, assessments, penalties and interest thereon have been paid. All required tax estimates, deposits, prepayments and the like for current periods have been properly made. There are no tax liens on any of the Collateral and, to MICA's knowledge, no basis exists for the imposition of any such liens. The accrual for taxes reflected in the balance sheets of MICA is in the aggregate adequate to cover any and all federal, state, local or foreign tax liabilities (whether or not disputed) of MICA for the period ended on the date thereof and all prior periods. MICA has no dispute with any taxing authority as to taxes of any nature which affects the subject matter of this Agreement.
There is no unassessed tax deficiency proposed or, to the best of MICA's knowledge, threatened against MICA, and no action, proceeding or audit of any of MICA's returns or reports by any governmental authority is pending or, to MICA's knowledge, threatened by any governmental authority for assessment, reassessment or collection of any taxes or assessments affecting MICA that will have a Material Adverse Effect on MICA.

           (Q) Brokers. Except as set forth in Exhibit 4.1(Q), all negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person on behalf of MICA in such manner as to give rise to any claim against GE, its Affiliates or MICA for any brokerage or finder's fee commission, fee or similar compensation.

           (R) Transfer for Value. Section 3440.1(k) of the California Civil Code applies to the transfer of the Sale-Leaseback Equipment contemplated hereby. MICA acknowledges that the concessions granted by GE pursuant to this Agreement and the Scheduled Documents constitute reasonably equivalent value for the transfer of the Sale-Leaseback Equipment and the other consideration delivered by MICA and its Subsidiaries hereunder and under the Scheduled Documents.

           (S) No Untrue or Inaccurate Representations or Warranties. All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of MICA pursuant to or in connection with this Agreement or the other documents contemplated by this Agreement (including but not limited to any such statements made in or in connection with any amendment hereto) shall constitute representations and warranties made by MICA under this Agreement. The representations and warranties of MICA contained in each Scheduled Document and each Exhibit or other written statement delivered pursuant to this Agreement, or in connection with the transactions contemplated hereby, are, as of the date when given, accurate, correct and complete, and do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements and information contained therein not misleading.

     4.2 Survival of Warranties and Representations. All representations and warranties of MICA contained in this Agreement shall survive the execution, delivery, and acceptance of this Agreement by the parties hereto and the consummation of the transactions described herein or related hereto and shall expire on the Termination Date.

5.   COVENANTS AND CONTINUING AGREEMENTS

     5.1 Affirmative Covenants of MICA. MICA covenants that at all times during the Term:

           (A) Automatic Drafting. MICA shall maintain the automatic drafting arrangement described in Section 3.1(L) hereof and shall adequately fund the accounts utilized in connection therewith as necessary to pay the Liabilities when due and owing.

           (B) Maintenance of Property. MICA shall, at its sole cost and expense, keep and maintain, insure, preserve and protect its Property at any time owned by it and useful or necessary for its business in good working order and condition, ordinary wear and tear excepted, and shall use reasonable efforts to not permit any waste of its Property. MICA shall notify Lender promptly of any event or occurrence causing a material loss or decline in value of its Property and the estimated (or actual, if available) amount of such loss or decline.

           (C) Audit Rights. MICA shall permit Lender and its agents and representatives to enter upon MICA's premises at any time during usual business hours (or at such other times as may be reasonably requested by Lender) upon at least three (3) Business Days prior written notice to MICA, exercisable as frequently as Lender or any designated representative of Lender may reasonably request, for the purpose of inspecting all records, files and books of account of MICA (and to make extracts from such records, files and books of account at Lender's expense). All executive officers and other officers of MICA charged with knowledge of the financial condition of MICA shall make themselves available at all reasonable times to discuss, and provide all reasonable information requested by Lender with respect to MICA's business.

           (D) Compliance with Agreements. MICA and its Subsidiaries shall perform, within all required time periods (after giving effect to any applicable grace periods), all of their obligations and enforce all of its rights under each agreement to which they are a party, including any leases to which they are a party, where the failure to so perform and enforce would have a Material Adverse Effect upon MICA. Neither MICA nor any of its Subsidiaries shall terminate or modify in any manner adverse to MICA any provision of any agreement or lease to which it is a party which termination or modification could reasonably be expected to have a Material Adverse Effect upon MICA or the Collateral.

           (E) Payment of Taxes. MICA shall use its best efforts to prepare and file all tax returns and pay and discharge at or before their due date, all taxes, assessments and other similar governmental levies, charges, fees and imposts, all liabilities for judgments, assessments and other governmental charges and all other obligations for the payment of money, which, if unpaid might become a Lien on Property of MICA or its Subsidiaries, except those being contested in good faith by appropriate proceedings if by reason of such nonpayment and contest no material item or portion of Property of MICA or its Subsidiaries, including the Collateral, taken as a whole, is in jeopardy of being seized, levied upon or forfeited prior to judgment. MICA shall maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the foregoing obligations and liabilities.

           (F) Insurance; Payment of Premiums. MICA shall, at its sole cost and expense, maintain in full force and effect the insurance coverages set forth on
Exhibit 4.1(K).

     5.2 Negative Covenants of MICA. Without GE's prior written consent, which GE may or may not give, in its sole discretion (except as otherwise expressly provided in Section 5.4 hereof to the contrary), MICA covenants as follows:

           (A) Future Subsidiaries. Except as set forth in Exhibit 5.2(A) attached hereto, MICA shall not create, form or otherwise acquire any Subsidiary unless such Subsidiary is separate and separately funded. MICA shall not make, nor shall it permit any Subsidiary to make, any loan or advances of money to any Person or any investment, directly or indirectly (by way of transfer of Property, contributions to capital, purchase of stock or securities or evidences of Indebtedness, acquisition of the business or assets, or otherwise), in any Person in amounts exceeding Three Hundred Thousand Dollars ($300,000) in any single transaction or series of related transactions or One Million Dollars ($1,000,000) in the aggregate. Requests by MICA to take any action that is not permitted by this Section 5.2(A) shall comply with Section 5.4 hereof and shall be approved or disapproved by GE in accordance with Section 5.4 hereof within ten (10) Business Days following GE's receipt of MICA's request for consent.

           (B) Distributions. MICA shall not make any Distributions. Requests by MICA to take any action that is not permitted by this Section 5.2(B) shall comply with Section 5.4 hereof and shall be approved or disapproved by GE in accordance with Section 5.4 hereof within ten (10) Business Days following GE's receipt of MICA's request for consent.

           (C) Capital Expenditures. Neither MICA nor any of its Subsidiaries shall make capital expenditures (including expenditures for capitalized leases but excluding expenditures for routine repairs and replacements) in excess of Three Hundred Thousand Dollars ($300,000) in any single transaction or series of related transactions or One Million Dollars ($1,000,000) in the aggregate during any fiscal year. Requests by MICA to take any action that is not permitted by this Section 5.2(C) shall comply with Section 5.4 hereof and shall be approved or disapproved by GE in accordance with Section 5.4 hereof within ten (10) Business Days following GE's receipt of MICA's request for consent.

           (D) Operating Leases. Neither MICA nor any of its Subsidiaries shall become the lessee under any operating lease if the aggregate payments thereunder during any one fiscal year exceed Three Hundred Thousand Dollars ($300,000). Requests by MICA to take any action that is not permitted by this Section 5.2(D) shall comply with Section 5.4 hereof and shall be approved or disapproved by GE in accordance with Section 5.4 hereof within ten (10) Business Days following GE's receipt of MICA's request for consent.

           (E) Indebtedness. Except for Indebtedness outstanding on the Closing Date, MICA shall not create, incur, assume, permit to exist or guarantee, and will not permit any of its Subsidiaries to create, incur, assume, permit to exist or guarantee, more than Three Hundred Thousand Dollars ($300,000) of Indebtedness in connection with any single transaction or series of related transactions or One Million Dollars ($1,000,000) in the aggregate in any one fiscal year. Requests by MICA to take any action that is not permitted by this
Section 5.2(E) shall comply with Section 5.4 hereof and shall be approved or disapproved by GE in accordance with Section 5.4 hereof within ten (10) Business Days following GE's receipt of MICA's request for consent.

           (F) Disposition of Property. Neither MICA nor any of its Subsidiaries shall make any Disposition of its Property, whether now owned or hereafter acquired, which exceeds One Hundred Fifty Thousand Dollars ($150,000) in any single transaction or series of related transactions; provided that (i) no Disposition of Property by MICA or one of its Subsidiaries in excess of Fifty Thousand Dollars ($50,000) shall be made if the aggregate amount of all Dispositions of Property by MICA and its Subsidiaries during that fiscal year exceeds One Million Dollars ($1,000,000), and (ii) no Disposition of Receivables (as that term is defined in the Security Agreement) constituting part of the Collateral may be made. Requests by MICA to take any action that is not permitted by this Section 5.2(F) shall comply with Section 5.4 hereof and shall be approved or disapproved by GE in accordance with Section 5.4 hereof within ten (10) Business Days following GE's receipt of MICA's request for consent.

     5.3 Survival of Liabilities Upon Termination of Agreement. Except as otherwise expressly provided in this Agreement, no termination or cancellation (regardless of cause or procedure) of this Agreement shall in any way affect or impair the powers, obligations, duties, rights, and Liabilities of MICA or GE that accrued and remain unperformed as of the Termination Date.

     5.4 Requests for GE's Consent. Any request by MICA for GE's written consent prior to taking any action prohibited by Subsections 5.2(A), 5.2(B), 5.2(C), 5.2(D), 5.2(E), and 5.2(F) hereof as described in such Subsections, shall be in writing and shall include a detailed description that is reasonably acceptable to GE of the proposed action to be taken by MICA. GE shall approve or disapprove of such request within the number of Business Days provided in the respective Subsections identified in Section 5.2 hereof, which approval shall not be unreasonably denied; provided, however, that GE may reasonably request additional information regarding the proposed action to be taken by MICA and shall have an additional period of ten (10) Business Days following GE's receipt of all such information to consider such information.

6.   INFORMATION AND REPORTING REQUIREMENTS

     Until the Termination Date, unless GE shall otherwise consent in writing, MICA shall furnish to GE at GE's address provided in Section 8.11, the following:

     6.1 Financial Statements. MICA shall prepare, or cause the preparation of, and deliver to GE the following financial statements that have been prepared in accordance with GAAP:

           (A) Audited Year-End Financial Statements. For each fiscal year of MICA, as soon as available, but not later than one hundred five (105) days after the end of MICA's fiscal year, MICA shall deliver the audited consolidated balance sheet of MICA as at the end of such fiscal year together with related consolidated statements of operations, stockholders' equity and cash flows for the twelve (12) month period then ended, setting forth in comparative form the figures as at the end of and for the previous fiscal year, in each case accompanied by an auditor's report thereon that is certified by a firm of independent certified public accountants of recognized national standing which report shall be in scope and substance reasonably satisfactory to GE, and, as soon as available, but not later than seventy-five (75) days after the close of MICA's fiscal year, an unaudited preliminary draft of the balance sheet of MICA as at the end of such fiscal year together with preliminary drafts of such related statements of income and retained earnings and cash flows. In case any Affiliate shall be consolidated in the financial statements of MICA, the statements referred to in this Section 6.1 shall be on a consolidated and consolidating basis, in accordance with GAAP.

           (B) Quarterly Financial Statements. As soon as available, but not later than sixty (60) days after the end of each calendar quarter of MICA's fiscal year, MICA shall deliver the unaudited balance sheet of MICA as at the end of such quarterly period and the related statements of income and retained earnings, cash flows and changes in financial position of MICA for the elapsed portion of the fiscal year ended with the last day of such quarterly period, setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year, prepared in accordance with GAAP, subject only to normal year-end auditing adjustments, and in form and substance as GE may reasonably request.

           (C) Monthly Financial Statements. As soon as available, but not later than fifteen (15) business days after the end of each calendar month, MICA shall deliver detailed statements of cash flow and volume reports of scans by unit as at the end of such month.

           (D) Officer's Certificate. Concurrently with each delivery of said annual audited financial statements and of the interim financial statements referred to in subsections 6.1(B) and (C) hereof, MICA shall deliver a certificate of MICA's chief financial officer stating that (1) in his opinion, such financial statements are complete and correct and present fairly, in accordance with GAAP (except for changes that have been approved in writing by MICA's accountants or that do not have a Material Adverse Effect on MICA) applied consistently with those followed in the preparation of the audited consolidated financial statements of MICA and that have been consistently applied throughout the period involved, the financial position of MICA as at the end of such period and the results of operations and the changes in the financial position of MICA for such period and for the elapsed portion of the fiscal year ended with the last day of such period, in each case on the basis presented and subject only to normal year-end auditing adjustments specified in such financial statements (2) a review of the activities of MICA and its Subsidiaries during the fiscal year or interim period covered by such financial statements, as the case may be, has been made under his supervision with a view to determining whether MICA has observed, performed and fulfilled each and every covenant, obligation and agreement contained in this Agreement and that he is not aware of the occurrence or existence of any condition or event that constitutes a Default or an Event of Default, or, if he is aware of such condition or event, the nature thereof, when it occurred, whether it is continuing and the steps being taken by MICA with respect to such event or failure.

     6.2 Public Documents. Promptly after the sending or filing thereof, as the case may be, copies of any definitive proxy statements, financial statements or reports which MICA sends to its shareholders; and copies of any regular, periodic and special reports or registration statements which MICA files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange.

     6.3 Other Reports. From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the Collateral or the business, assets, financial condition or results of operation of MICA and its Affiliates as GE may reasonably request.

     6.4 Certain Notices. MICA shall notify GE in writing promptly, but in no event later than five (5) Business Days upon learning of (i) any litigation commenced against MICA, its officers, directors, shareholders, or an Affiliate of MICA, that may have a Material Adverse Effect upon MICA, the Collateral or GE's Lien on the Collateral, whether or not the claim is considered by MICA to be covered by insurance, and MICA shall also notify GE in writing promptly upon learning of any threatened litigation against MICA, or an Affiliate of MICA, in which the claim might have a Material Adverse Effect on MICA, the Collateral or GE's Lien on the Collateral; (ii) any Default or Event of Default known to MICA, or any event which with the passage of time or giving of notice or both would constitute a Default or Event of Default by MICA; (iii) any default by MICA or an Affiliate under any material agreement other than this Agreement or the Scheduled Documents to which any of them is a party or by which any of them or any of their properties may be bound that is reasonably likely to have a Material Adverse Effect on MICA and the Affiliates as a whole; (iv) any penalty assessed against MICA, or an Affiliate of MICA, by any federal, state, or local government agency; (v) any notice received from any federal, state, or local government agency of any violation by MICA, or an Affiliate of MICA, of any federal, state, or local law or regulation, the commencement of any proceedings or investigations by or before any governmental on nongovernmental body affecting MICA, or an Affiliate of MICA, or any of their respective properties, assets or businesses, in which the damages claimed or the potential liability would be reasonably likely to exceed Fifty Thousand Dollars ($50,000) or which would be reasonably likely individually or in the aggregate with other actions, suits and proceedings, to have a Material Adverse Effect on MICA or its Affiliates; (vi) any violation by MICA, or an Affiliate of MICA, of any such law or regulation of which MICA becomes aware, which violation could result in the assessment of a penalty or the revocation of a registration or license of MICA, or an Affiliate of MICA, by any federal, state, or local government agency; and
(vii) any other event or condition having a Material Adverse Effect on (a) MICA,
(b) the aggregate value of the Collateral, or (c) the security interests created hereunder.

7. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

     7.1 Event of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default":

           (A) MICA shall fail to make any payment of principal of, or interest on, or any other amount owing in respect of the Note, or any of the other Liabilities within ten (10) days of the date such payment is due and payable and such Default continues for a period of five (5) days after notice of nonpayment is received by MICA from GE;

           (B) Except as provided in Section 7.1(A) above, MICA or one of its Subsidiaries shall fail or neglect to perform, keep or observe, in any material respect, any other term, provision, condition, covenant, duty or obligation contained in this Agreement or in any of the other Scheduled Documents which is required to be performed, kept, or observed by MICA or one of its Subsidiaries and, with respect to any breach of any condition, covenant, duty or obligation, and such breach shall not have been remedied to GE's satisfaction within ten
(10) days after GE has delivered notice of such breach to MICA;

           (C) Any event under any agreement to which MICA or one of its Subsidiaries is a party shall occur, which event (i) if based on the failure to pay any amount (whether of principal, interest, or otherwise) as and when due,
(x) has caused any Person to demand payment of any part of MICA's Indebtedness in excess of One Hundred Thousand Dollars ($100,000) before such Indebtedness would otherwise be due, or (y) would deprive MICA or any of its Subsidiaries of any rights to the Collateral, or (ii) if based on any other failure, event or condition, is the basis of any notice to MICA accelerating payment of such Indebtedness or enforcing rights in such Collateral, in any case, resulting in a Material Adverse Effect;

           (D) Any representation or warranty contained in this Agreement, any Scheduled Document or any statement, report, financial statement, or certificate made or delivered by MICA or any of its officers, employees, or agents to GE shall be untrue, incorrect, or incomplete in any material respect, or shall be misleading in any material respect, in each case, as of the time when made;

           (E) The Security Agreement after delivery thereof shall for any reason, other than any action taken by GE and except to the extent permitted by the terms thereof, cease to create a valid and perfected Lien on, or security interest in, any of the Collateral purported to be covered thereby as required by the Security Agreement;

           (F) The Collateral, or any portion of it, shall be attached, seized, levied upon, or subjected to a judgment Lien, execution Lien, writ or distress warrant which exceeds Fifty Thousand Dollars ($50,000) in value and which is not released or bonded off by MICA before it may be executed upon, or the Collateral, or any portion of it, shall come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of MICA or any of its Subsidiaries for a continuous period of forty-five (45) consecutive days, and the same shall not be released or otherwise cured to the satisfaction of GE within ten (10) days thereafter;

           (G) (i) MICA or any of its Subsidiaries shall (a) commence a voluntary case or involuntary case under the Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency, or similar law; (b) apply for or consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, agent, or other similar official for MICA or any of its Subsidiaries for any material part of MICA's or any of its Subsidiaries' respective assets, and any such application or proceeding shall not be dismissed or stayed within the next sixty
(60) consecutive days; (c) make any assignment for the benefit of creditors;
(d) commence any case or proceeding for dissolution, liquidation, or termination; (e) have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay, or defraud its creditors or any of them, or made or suffered a transfer of any of its Property or the incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law; (f) admit in writing it inability to pay, or generally not be paying, its debts as they become due; or (g) take any corporate action for the purposes of effecting any of the foregoing; or

               (ii) A case or other proceedings shall be commenced involuntarily against any of MICA or any of its Subsidiaries in any court of competent jurisdiction seeking (a) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or
(b) the appointment of a trustee, receiver, custodian, liquidator or the like of any of MICA, or any of its Subsidiaries, or of all or any substantial part of the assets, domestic or foreign, of any of MICA or any of its Subsidiaries and such case or proceeding shall continue undismissed or unstayed for a period of forty-five (45) consecutive calendar days, or an order granting the relief requested in such case or proceeding against any of MICA or any of its Subsidiaries (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

           (H) A notice of Lien, levy, or assessment with respect to all or any material portion of assets of MICA and its Subsidiaries, taken as a whole, shall be filed of record by the United States, or any department, agency, or instrumentality thereof, or by the Pension Benefit Guaranty Corporation or any Person succeeding to its functions under ERISA or by any state, county, municipal, or other governmental agency; and

           (I) MICA shall not be Solvent or shall cease to conduct its business substantially as now conducted, or shall be enjoined, restrained, or in any way prevented by court order from conducting all or any material part of its business affairs for a period of time in excess of thirty (30) consecutive days.

     7.2 Remedies. Upon the occurrence of an Event of Default, GE shall have the following rights and remedies:

           (A) GE shall have the right to declare all or any portion of the Liabilities immediately due and payable, whereupon all or any portion of the Liabilities, as appropriate, shall become due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived by MICA and its Subsidiaries.

           (B) GE and its agents and representatives shall have the right to enter upon the premises of MICA, and MICA shall use reasonable efforts to cause GE and its agents and representatives to have the right to enter upon the premises of any other place or places where Collateral is located and kept through self-help and without judicial process without first obtaining a final judgment or giving MICA notice and opportunity for a hearing on the validity of GE's claim and without any obligation to pay rent to MICA or MICA's lessee.

           (C) GE and its agents and representatives shall have the right to remove the Collateral to the premises of GE or any agent of GE, for such time as GE may desire, in order to collect or dispose of Collateral.

           (D) In addition to all of its other rights and remedies under this Agreement and applicable law, GE shall have all of the rights and remedies of a secured party under the UCC of the state in which such rights and remedies are asserted, all of which rights and remedies shall be cumulative and none exclusive, to the fullest extent permitted by law.

           (E) Until GE is able to effect a sale, lease, or other disposition of the Collateral, GE and its Affiliates shall have the right to use or operate the Collateral, or any part thereof, to the extent that GE deems appropriate for the purpose of preserving the Collateral or its value or for any other purpose deemed appropriate by GE. GE shall have no obligation to MICA to maintain or preserve the rights of MICA as against third parties with respect to the Collateral while the Collateral is in the possession of GE. GE may, if it so elects, seek the appointment of a receiver or keeper to take possession of the Collateral and to enforce any of GE's remedies with respect to such appointment without prior notice or hearing. GE and its Affiliates and agents shall act in a commercially reasonable manner in enforcing their respective remedies pursuant to this Section 7.2(E). The foregoing remedy set forth in this Section 7.2(E) is subject to the rights of Harris Bank pursuant to the Harris Documents. Accordingly, GE shall take no action pursuant to this Section 7.2(E) in a manner inconsistent with Harris Bank's rights pursuant to the Harris Documents as in effect on the date hereof without Harris Bank's prior written consent.

           (F) GE shall have the right to sell, lease, or otherwise dispose of all or any Collateral in its then existing condition, or after any further assembly, manufacturing, or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as GE, acting in a commercially reasonable manner, may deem advisable and as permitted by applicable law. Such sales may be adjourned and continued from time to time with or without notice. GE and its agents and representatives shall have the right to conduct such sales on MICA's premises or elsewhere and shall have the right to use MICA's premises, and MICA shall use reasonable efforts to cause any lessee of the Collateral to permit GE and its agents and representatives to conduct sales on lessee's premises and use such lessee's premises, without charge for such sales for such time as GE deems necessary or advisable. The rights of MICA and its Subsidiaries under all licenses and certificates of need, to the extent transferable, and all franchise agreements shall inure to GE's benefit. GE may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Liabilities. Except as otherwise provided by law, the proceeds realized from the sale of any Collateral may be applied by GE first to the reasonable costs, expenses, and attorneys' fees and expenses incurred by GE for collection and for acquisition, completion, protection, removal, storage, sale, and delivery of Collateral, and then to any principal and interest due on the Liabilities, as GE, in its sole discretion, may elect. If any deficiency shall exist after the application of such proceeds, MICA shall remain liable to GE therefor. GE and its Subsidiaries and agents shall act in a commercially reasonable manner in enforcing its remedies pursuant to this Section 7.2(F).

     7.3 Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, GE is hereby authorized at any time and from time to time, to the fullest extent permitted by law, upon three (3) Business Days prior written notice to MICA, to set-off, appropriate and apply any and all funds in the possession of GE and other Indebtedness at any time owing by GE to or for the credit or the account of MICA, against any and all of the Liabilities of MICA now or hereafter existing that are then due and payable, whether by maturity or acceleration. The rights of GE under this Section 7.3 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which GE may have.

     7.4 Appointment of GE as MICA's Lawful Attorney. MICA hereby irrevocably designates, makes, constitutes, and appoints GE and all Persons designated by GE as its true and lawful agent and attorney-in-fact upon and after the occurrence of an Event of Default for the purposes set forth in this Section 7.4. Accordingly, upon and after the occurrence of an Event of Default, GE or GE's agent designated by GE for purposes of this Section 7.4 may, without notice to MICA, and at such time or times as GE or said agent in its sole discretion may determine, in the name of MICA, any of its Subsidiaries or GE: (i) take control, in any manner, of any item of payment or proceeds of Collateral; (ii) prepare, file, and sign MICA's or any its Subsidiaries name on any proof of claim or similar document in any bankruptcy, insolvency, reorganization, or similar case against any Person indebted to MICA or any of its Subsidiaries; (iii) do all acts and things necessary, in GE's sole discretion, to fulfill MICA's obligations under this Agreement; (iv) endorse the name of MICA or any of its Subsidiaries upon any of the items of payment or proceeds and deposit the same to the account of GE on account of Liabilities; (v) endorse the name of MICA or any of its Subsidiaries upon any chattel paper, document, instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to Collateral; and (vi) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to Collateral to which MICA or any of its Subsidiaries has access. GE shall act (i) in a commercially reasonable manner when exercising its rights pursuant to this
Section 7.4, and (ii) only as necessary in the reasonable judgment of GE to protect its rights under the Scheduled Documents and to the Collateral. GE's rights pursuant to this Section 7.4 are subject to the rights of Harris Bank pursuant to the Harris Documents. Accordingly, GE shall not take any action pursuant to this Section 7.4 in a manner inconsistent with Harris Bank's rights pursuant to the Harris Documents as in effect on the date hereof without Harris Bank's prior written consent.

8.   MISCELLANEOUS.

     8.1 Modification of Agreement; Sale of Interest. This Agreement may not be modified, altered, or amended except by an agreement in writing signed by MICA and GE. MICA may not sell, assign, or transfer, by operation of law or otherwise, this Agreement or any of MICA's rights, title, interests, remedies, powers, or duties hereunder or thereunder without the prior written consent of GE, which shall not be unreasonably withheld. Any sale, assignment, or transfer not consented to by GE shall be void and of no effect. MICA hereby consents to GE's participation, sale, assignment, transfer, or other disposition of this Agreement or of any of GE's rights, title, interests, remedies, powers, or duties hereunder.

     8.2 Expenses. Notwithstanding the provisions of this Section 8.2 set forth below, each party to this Agreement shall pay its own costs and expenses, including the disbursements and fees of their respective attorneys, accountants and advisors, incidental to (i) the preparation and negotiation of this Agreement and the Scheduled Documents and (ii) the closing of the transactions contemplated by this Agreement.

           Except as specifically set forth above, if, upon or after the occurrence or existence of an Event of Default, GE employs counsel for advice or other representation or incurs other professional costs and expenses in connection with:

           (A) any litigation, contest, dispute, suit, case, proceeding, or action (whether instituted by GE, MICA, or any other Person) in any way relating to Collateral, this Agreement, or MICA's affairs, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against MICA or one of its Subsidiaries under the Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency, or similar law;

           (B) any attempt to enforce any rights of GE against MICA, any other Person that may be or become obligated to GE by virtue of this Agreement, including any attempt to enforce such rights in connection with a case commenced by or against any of the foregoing under the Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency or similar law; and/or

           (C) the protection, collection, sale, liquidation, or other disposition of Collateral;

then, in any such event, the professional fees arising from such services, and all expenses, costs, charges, and other fees incurred by GE arising in connection with or relating to any of the events or actions described in this
Section 8.2 shall be payable by MICA to GE on demand and shall constitute Liabilities secured by the Collateral.

           Without limiting the generality of the foregoing, the expenses, costs, charges, and fees described above in this Section 8.2 may include attorneys' fees, accountants' fees, appraisers' fees and any other professional costs and expenses; stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Scheduled Documents; costs and expenses of UCC and Lien searches and reports; court costs and expenses, photocopying and duplicating expenses; court reporter fees, costs, and expenses; long distance telephone charges; air express and other delivery charges; telegram and telex charges; secretarial overtime charges; expenses for travel, lodging and food paid or incurred in connection with the performance of such professional services; sales tax in connection with the sale of equipment by MICA and its Subsidiaries to GE as provided in Subsection 2.2 hereof. MICA agrees to save GE harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay any such professional costs, expenses, fees and taxes.

     8.3 Waivers by GE; Cumulative Remedies. GE's failure, at any time or times hereafter, to require strict performance by MICA of any provision of this Agreement, shall not waive, affect, or diminish any right of GE thereafter to demand strict compliance and performance therewith. Any suspension or waiver by GE of an Event of Default under this Agreement shall not suspend, waive, or affect any other Event of Default by MICA under this Agreement whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants, and representations of MICA contained in this Agreement nor any Event of Default by MICA under this Agreement shall be deemed to have been suspended or waived by GE unless such suspension or waiver is in a writing signed by GE which designates the specific suspension or waiver. The rights and remedies hereunder are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law or which GE would otherwise have.

     8.4 Waivers by MICA. Except as otherwise provided in this Agreement, MICA waives: (i) presentment, demand, and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension, or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper, and guaranties at any time held by GE under or pursuant to which MICA may in any way be liable, and MICA hereby ratifies and confirms whatever GE may do in this regard; (ii) notice prior to taking possession or control of the Collateral or, so long as GE remains a party to this Agreement, any bond or security that might be required by any court prior to allowing GE to exercise any of GE's remedies; and (iii) the benefit of all valuation, appraisement, and exemption laws. If and to the extent that any obligation of MICA to GE shall be considered an obligation of guaranty or suretyship, then the following waivers shall apply:

           (A) MICA agrees that no election to proceed in one form of action or against any party or on any obligation shall constitute a waiver of GE's right to proceed in any other form of action for a deficiency, except to the extent GE realizes payment by such action, notwithstanding the effect of such action upon MICA's rights of subrogation, reimbursement, or indemnity, if any, against any Person; and

           (B) MICA agrees that GE shall be under no obligation and expressly waives the right to require GE: (i) to marshall any assets in favor of MICA,
(ii) to proceed first against any guarantor or any Property of guarantor or against any collateral, (iii) to enforce first any other guaranty obligations with respect to, or security for, the Liabilities, or (iv) to pursue any other remedy in GE's power that MICA may or may not be able to pursue itself and that may lighten MICA's burden, any right to which MICA hereby expressly waives.

     8.5 Further Assurances. In addition to the acts recited herein and contemplated to be performed, executed and/or delivered by MICA, MICA hereby agrees, at any time, and from time to time, to perform, execute and/or deliver to GE upon request, in form and substance acceptable to GE, any and all such further acts, additional instruments, or further assurances as may be reasonably necessary or proper to (a) promptly implement the intent of the parties under this Agreement, (b) promptly correct any defect, error or omission which may be discovered in this Agreement or any Scheduled Document, and execute any and all additional documents as may be requested by GE to correct such defect, error or omission, (c) assure GE a valid Lien and security interest under the Security Agreement on the Collateral referenced in the Security Agreement in accordance with the priorities set forth therein, (d) create, perfect, preserve, maintain and protect the Liens and security interests created or intended to be created pursuant to the Security Agreement, and (e) provide the rights and remedies to GE granted or provided for by this Agreement. MICA shall pay the costs of any recording or filing of any such documents if required.

     8.6 Severability. Wherever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law in any jurisdiction, such provision, as to such jurisdiction, shall be ineffective only to the extent of such provision and the remaining provisions of this Agreement shall remain unaffected and in full force and effect, and such prohibition and invalidity in such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     8.7 Parties. This Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of MICA and GE including any trustee or interim trustee of MICA appointed pursuant to Bankruptcy Code section 1104 or sections 701 and 702. This provision, however, shall not be deemed to modify Section 8.1.

     8.8 Conflict of Terms. The provisions of any other related agreement and any schedule or exhibit thereto or to this Agreement are incorporated in this Agreement as if set forth in full by this reference. Except as otherwise provided in this Agreement by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement conflicts or is inconsistent with any provision in any other related agreement, the provision contained in this Agreement shall govern and control.

     8.9 Governing Law; Consent to Jurisdiction and Venue. Except as otherwise expressly provided in any other related agreements in all respects, including all matters of construction, validity and performance, this Agreement and the Liabilities arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws and any applicable laws of the United States of America. MICA CONSENTS TO PERSONAL JURISDICTION, WAIVES ANY OBJECTION AS TO JURISDICTION OR VENUE, AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE, IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA. Service of process on MICA or GE in any action arising out of or relating to any Agreement contemplated herein shall be effective if mailed to such party at the address listed in Section 8.11. Nothing herein shall preclude GE or MICA from bringing suit or taking other legal action in any other jurisdiction.

     8.10 MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY OTHER AGREEMENT.

     8.11 Notice. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered (i) in person with receipt acknowledged, or (ii) by facsimile transmission, with receipt electronically confirmed during normal business hours of recipient, and with confirmation by mailing of, no later than one (1) Business Day following such transmission, of a copy of such facsimile, by registered or certified mail, return receipt requested, postage prepaid or by overnight courier, (iii) by registered or certified mail, return receipt requested, postage prepaid or by overnight courier, or (iv) by Federal Express or similar reliable overnight delivery service, addressed as follows:

               (A)  If to GE, at:

                    General Electric Company, acting through
                    GE Medical Systems
                    North 14, West 23833
                    Stone Ridge Drive, Suite 300
                    Waukesha, Wisconsin  53188
                    Attention:  Investment Manager
                    Facsimile:  (414) 548-5058

           and

                    General Electric Company, acting through
                    GE Medical Systems
                    North 14, West 23833
                    Stone Ridge Drive, Suite 300
                    Waukesha, Wisconsin  53188
                    Attention:  Finance Manager
                    Facsimile:  (414) 548-5058

           with a copy to:

                    McDermott, Will & Emery
                    2049 Century Park East, 34th Floor
                    Los Angeles, California  90067
                    Attention:  Ira J. Rappeport, Esq.
                    Facsimile:  (310) 277-4730


               (B)  If to MICA, at:

                    Medical Imaging Centers of America, Inc.
                    9444 Farnham, Suite 100
                    San Diego, California  92123
                    Attention:  Chief Executive Officer
                    Facsimile:  (619) 560-4575


or to such other addresses or facsimile transmission number as any party may designate for itself by like notice. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered with receipt acknowledged or sent by facsimile with receipt electronically confirmed during normal business hours of recipient, the next Business Day after deposit with Federal Express or three (3) Business Days after deposit in the United States mail. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the Persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

     8.12  Indemnification.

           (A) MICA. In addition to any other amounts payable by MICA under this Agreement and the Note, MICA hereby agrees to protect, indemnify, pay and hold harmless GE and its directors, officers and employees from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees and expenses of counsel) (i) that GE may incur or be subject to as a consequence, directly or indirectly, of (a) issuance of the financial accommodations described in this Agreement, (b) any breach by MICA of any warranty, covenant, term or condition in, or the occurrence of any Event of Default under, this Agreement or any Scheduled Document, including all reasonable fees or expenses resulting from the settlement or defense of any claims or liabilities arising as a result of any such breach or default, and
(c) involvement in any legal suit, investigation, proceeding, inquiry or action as to which GE is involved as a consequence, directly or indirectly, of financial accommodations described in this Agreement, the holding or owning of any Collateral by GE, GE's execution of this Agreement and any Scheduled Document to which it is a party or any other event or transaction contemplated by any of the foregoing, except for any claims, demands, liabilities, damages, losses, charges and expenses which are caused by GE's gross negligence or willful misconduct or other activities of GE described in Subsection 8.12(B) hereof and (ii) that are related to any claims, actions or proceedings which may be asserted against GE in connection with the transactions contemplated by this Agreement. The obligations of MICA under this Section 8.12 shall survive the termination of this Agreement. In furtherance and not in limitation hereof, GE may accept documents that appear on their face to be in order, without responsibility for further investigation, except if GE has received any notice or information to the contrary.

           (B) GE. GE hereby agrees to protect, indemnify, pay and hold harmless MICA and its directors, officers and employees from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees and expenses of counsel) that MICA may incur or be subject to as a consequence, directly or indirectly, of (i) GE's gross negligence or willful misconduct; (ii) any breach by GE of any warranty, covenant, term or condition, or the occurrence of any default by GE under this Agreement or any Scheduled Document, including all reasonable fees or expenses resulting from the settlement or defense of any claims or liabilities arising as a result of any such breach or default.

     8.13 Section Titles and Table of Contents. The section titles and the Table of Contents contained in this Agreement are merely for convenience and shall be without substantive meaning or content, and are not a part of the Agreement between the parties hereto.

     8.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original, all of which taken together shall be deemed to constitute one (1) and the same agreement.

     8.15 Successors and Assigns. All of the terms and provisions of this Agreement and the Scheduled Documents shall be binding upon and shall inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. GE is hereby specifically authorized to assign or sell any or all of its rights and obligations under this Agreement to any party without the prior written consent of MICA.

     8.16 Limitation of Liability. Notwithstanding any other provision herein to the contrary, to the fullest extent permitted by applicable law, neither MICA nor GE shall be liable to the other party or to the other party's Affiliates or agents, for any incidental or consequential damages of any kind to the other party in connection with the Scheduled Documents and transactions contemplated by this Agreement.

     8.17 Integration. This Agreement, together with the Scheduled Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof, including but not limited to, that certain commitment letter dated April 2, 1993 from GE Medical Systems to MICA. Each Scheduled Document and this Agreement was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

     8.18 Confidentiality and Publicity. The parties hereto shall hold in confidence the information contained in the Scheduled Documents and all information related to the transactions contemplated by this Agreement, which is not otherwise known to the public, shall be held by each party hereto as confidential and proprietary information and shall not be disclosed to third persons without the prior written consent of the other party. Accordingly, GE and MICA shall not, and shall not permit any of their respective Affiliates to, discuss with, or provide nonpublic information to, any third party concerning this Agreement or the Scheduled Documents, except: (i) as required in governmental filings or judicial, administrative or arbitration proceedings, or
(ii) pursuant to public announcements made with the prior written approval of GE and MICA, and (iii) as required by law. GE shall have the right to review and approve, which approval may be denied in GE's sole discretion, any written characterization of this Agreement, and any transaction contemplated hereby except GE shall not have the right to review, but shall have the right to approve, characterizations included in governmental filings or judicial, administrative or arbitration proceedings.

     8.19 Closing. The delivery of documents and instruments on the Closing Date as contemplated hereby shall take place at 10:00 a.m. at the offices of GE's counsel located at 2049 Century Park East, Suite 3400, Los Angeles, California.

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first specified above.

                                 GENERAL ELECTRIC COMPANY, a New York
                                 corporation, acting through
                                 GE Medical Systems



                                 By: _____________________________
                                     Its: ________________________



                                 MEDICAL IMAGING CENTERS OF AMERICA, INC., a
                                 California corporation



                                 By: _____________________________
                                     Its: ________________________

















                                    AGREEMENT

                                 BY AND BETWEEN

                            GENERAL ELECTRIC COMPANY,

                            A NEW YORK CORPORATION,

                        ACTING THROUGH GE MEDICAL SYSTEMS

                                       AND

                    MEDICAL IMAGING CENTERS OF AMERICA, INC.,

                            A CALIFORNIA CORPORATION


                                TABLE OF CONTENTS

                                                                            Page

     1.   GENERAL DEFINITIONS AND RULES OF CONSTRUCTION . . . . . . . . . .    2
          1.1  Affiliate  . . . . . . . . . . . . . . . . . . . . . . . . .    2
          1.2  Bankruptcy Code  . . . . . . . . . . . . . . . . . . . . . .    2
          1.3  Bill of Sale . . . . . . . . . . . . . . . . . . . . . . . .    2
          1.4  Business Day . . . . . . . . . . . . . . . . . . . . . . . .    2
          1.5  Closing Date . . . . . . . . . . . . . . . . . . . . . . . .    2
          1.6  Collateral . . . . . . . . . . . . . . . . . . . . . . . . .    3
          1.7  Default  . . . . . . . . . . . . . . . . . . . . . . . . . .    3
          1.8  Disposition  . . . . . . . . . . . . . . . . . . . . . . . .    3
          1.9  Distributions  . . . . . . . . . . . . . . . . . . . . . . .    3
          1.10 Event of Default . . . . . . . . . . . . . . . . . . . . . .    3
          1.11 Financing Statements . . . . . . . . . . . . . . . . . . . .    4
          1.12 GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
          1.12A  Harris Bank  . . . . . . . . . . . . . . . . . . . . . . . .  4
          1.12B  Harris Documents   . . . . . . . . . . . . . . . . . . . . .  4
          1.13 Hazardous Materials  . . . . . . . . . . . . . . . . . . . .    4
          1.14 Indebtedness . . . . . . . . . . . . . . . . . . . . . . . .    5
          1.15 Installment Agreements . . . . . . . . . . . . . . . . . . .    5
          1.15A  Installment Sale Termination Agreements  . . . . . . . . . .  5
          1.16 IRC  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
          1.17 Lease Termination Agreements . . . . . . . . . . . . . . . .    6
          1.18 Liabilities or Liability . . . . . . . . . . . . . . . . . .    6
          1.19 Lien . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
          1.20 Material Adverse Effect  . . . . . . . . . . . . . . . . . .    7
          1.21 MaxiService Agreements . . . . . . . . . . . . . . . . . . .    7
          1.22 MICA Imaging . . . . . . . . . . . . . . . . . . . . . . . .    7
          1.23 1992 Note  . . . . . . . . . . . . . . . . . . . . . . . . .    7
          1.24 Note . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
          1.25 Person . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
          1.26 Property . . . . . . . . . . . . . . . . . . . . . . . . . .    8
          1.27 Release and Settlement Agreement . . . . . . . . . . . . . .    8
          1.28 Reserves . . . . . . . . . . . . . . . . . . . . . . . . . .    8
          1.29 Sale-Leaseback Equipment . . . . . . . . . . . . . . . . . .    8
          1.30 Scheduled Documents  . . . . . . . . . . . . . . . . . . . .    8
          1.31 Security Agreement . . . . . . . . . . . . . . . . . . . . .    8
          1.32 Solvent  . . . . . . . . . . . . . . . . . . . . . . . . . .    8
          1.33 Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
          1.34 Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . .    9
          1.35 Supplemental Documentation . . . . . . . . . . . . . . . . .    9
          1.36 Termination Date . . . . . . . . . . . . . . . . . . . . . .    9
          1.37 UCC  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
          1.38 Warrant  . . . . . . . . . . . . . . . . . . . . . . . . . .   10
          1.39 Other Terms  . . . . . . . . . . . . . . . . . . . . . . . .   10
          1.40 Rules of Construction  . . . . . . . . . . . . . . . . . . .   10




                                                                            Page

     2.   RESTRUCTURING OF OBLIGATIONS  . . . . . . . . . . . . . . . . . .   11

          2.1  Termination or Assignment of Equipment Leases  . . . . . . .   11
          2.2  Sale-Leaseback . . . . . . . . . . . . . . . . . . . . . . .   11
          2.3  Note . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
          2.4  Warrant  . . . . . . . . . . . . . . . . . . . . . . . . . .   13
          2.5  Security Interest  . . . . . . . . . . . . . . . . . . . . .   13
          2.6  One Obligation . . . . . . . . . . . . . . . . . . . . . . .   13
          2.7  Term . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
          2.8  Application of Payments and Collections  . . . . . . . . . .   14

     3.   CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . .   14

          3.1  Conditions Precedent of GE to Closing  . . . . . . . . . . .   14

               (A)  Release and Settlement Agreement  . . . . . . . . . . .   15
               (B)  Obligations . . . . . . . . . . . . . . . . . . . . . .   15
               (C)  Warranties True; Covenants Performed  . . . . . . . . .   15
               (D)  MICA Consents, Approvals and Authorizations . . . . . .   15
               (E)  Signing of Instruments  . . . . . . . . . . . . . . . .   15
               (F)  Unfavorable Action or Proceeding  . . . . . . . . . . .   16
               (G)  Officer's Certificate . . . . . . . . . . . . . . . . .   16
               (H)  Certificate of Incumbency . . . . . . . . . . . . . . .   16
               (I)  Good Standing Certificates  . . . . . . . . . . . . . .   17
               (J)  Default . . . . . . . . . . . . . . . . . . . . . . . .   17
               (K)  Debt Holder Concessions . . . . . . . . . . . . . . . .   17
               (L)  Automatic Drafting  . . . . . . . . . . . . . . . . . .   17
               (M)  Exhibits and Schedules  . . . . . . . . . . . . . . . .   17
               (N)  Harris Bank Consent   . . . . . . . . . . . . . . . . . . 18

          3.2  Conditions Precedent of MICA to Closing  . . . . . . . . . .   18

     4.   WARRANTIES AND REPRESENTATIONS OF MICA  . . . . . . . . . . . . .   18

          4.1  Warranties and Representations . . . . . . . . . . . . . . .   18

               (A)  Existence and Qualification; Power;
                     Good Standing  . . . . . . . . . . . . . . . . . . . .   18
               (B)  Authority; Binding Obligations  . . . . . . . . . . . .   19
               (C)  Compliance with Laws/Agreements . . . . . . . . . . . .   20
               (D)  Absence of Defaults . . . . . . . . . . . . . . . . . .   21
               (E)  Licenses and Permits  . . . . . . . . . . . . . . . . .   21
               (F)  Consents and Approvals  . . . . . . . . . . . . . . . .   21
               (G)  Liabilities . . . . . . . . . . . . . . . . . . . . . .   21
               (H)  Title to Collateral; Location of Equipment  . . . . . .   22
               (I)  Compliance with Laws  . . . . . . . . . . . . . . . . .   22
               (J)  Environmental Matters . . . . . . . . . . . . . . . . .   22
               (K)  Insurance . . . . . . . . . . . . . . . . . . . . . . .   23
               (L)  Joint Ventures  . . . . . . . . . . . . . . . . . . . .   23
               (M)  Subsidiaries and Affiliates . . . . . . . . . . . . . .   23
               (N)  Financial Statements  . . . . . . . . . . . . . . . . .   24


                                                                            Page

               (O)  Litigation or Claims  . . . . . . . . . . . . . . . . .   24
               (P)  Taxes . . . . . . . . . . . . . . . . . . . . . . . . .   24
               (Q)  Brokers . . . . . . . . . . . . . . . . . . . . . . . .   26
               (R)  Transfer for Value  . . . . . . . . . . . . . . . . . .   26
               (S)  No Untrue or Inaccurate Representations
                     or Warranties  . . . . . . . . . . . . . . . . . . . .   26

          4.2  Survival of Warranties and Representations . . . . . . . . .   26


     5.   COVENANTS AND CONTINUING AGREEMENTS . . . . . . . . . . . . . . .   27

          5.1  Affirmative Covenants of MICA  . . . . . . . . . . . . . . .   27

               (A)  Automatic Drafting  . . . . . . . . . . . . . . . . . .   27
               (B)  Maintenance of Property . . . . . . . . . . . . . . . .   27
               (C)  Audit Rights  . . . . . . . . . . . . . . . . . . . . .   27
               (D)  Compliance with Agreements  . . . . . . . . . . . . . .   28
               (E)  Payment of Taxes  . . . . . . . . . . . . . . . . . . .   28
               (F)  Insurance; Payment of Premiums  . . . . . . . . . . . .   29

          5.2  Negative Covenants of MICA . . . . . . . . . . . . . . . . .   29

               (A)  Future Subsidiaries . . . . . . . . . . . . . . . . . .   29
               (B)  Distributions . . . . . . . . . . . . . . . . . . . . .   29
               (C)  Capital Expenditures  . . . . . . . . . . . . . . . . .   29
               (D)  Operating Leases  . . . . . . . . . . . . . . . . . . .   30
               (E)  Indebtedness  . . . . . . . . . . . . . . . . . . . . .   30
               (F)  Disposition of Property . . . . . . . . . . . . . . . .   31

          5.3  Survival of Liabilities Upon Termination of Agreement  . . .   31

          5.4  Requests for GE's Consent  . . . . . . . . . . . . . . . . .   31

     6.   INFORMATION AND REPORTING REQUIREMENTS  . . . . . . . . . . . . .   32

          6.1  Financial Statements . . . . . . . . . . . . . . . . . . . .   32

               (A)  Audited Year-End Financial Statements . . . . . . . . .   32
               (B)  Quarterly Financial Statements  . . . . . . . . . . . .   33
               (C)  Monthly Financial Statements  . . . . . . . . . . . . . . 33
               (D)  Officer's Certificate . . . . . . . . . . . . . . . . .   33

          6.2  Public Documents . . . . . . . . . . . . . . . . . . . . . . . 34
          6.3  Other Reports  . . . . . . . . . . . . . . . . . . . . . . .   34
          6.4  Certain Notices  . . . . . . . . . . . . . . . . . . . . . .   34



                                                                            Page

     7.   EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT . . . . . . . .   36

          7.1  Event of Default . . . . . . . . . . . . . . . . . . . . . .   36
          7.2  Remedies . . . . . . . . . . . . . . . . . . . . . . . . . .   39
          7.3  Right of Set-Off . . . . . . . . . . . . . . . . . . . . . .   41
          7.4  Appointment of GE as MICA's Lawful Attorney  . . . . . . . .   42

     8.   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . .   43

          8.1  Modification of Agreement; Sale of Interest  . . . . . . . .   43
          8.2  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .   43
          8.3  Waivers by GE; Cumulative Remedies . . . . . . . . . . . . .   45
          8.4  Waivers by MICA  . . . . . . . . . . . . . . . . . . . . . .   45
          8.5  Further Assurances . . . . . . . . . . . . . . . . . . . . .   46
          8.6  Severability . . . . . . . . . . . . . . . . . . . . . . . .   47
          8.7  Parties  . . . . . . . . . . . . . . . . . . . . . . . . . .   47
          8.8  Conflict of Terms  . . . . . . . . . . . . . . . . . . . . .   48
          8.9  Governing Law; Consent to Jurisdiction and Venue . . . . . .   48
          8.10 Mutual Waiver of Jury Trial  . . . . . . . . . . . . . . . .   48
          8.11 Notice . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
          8.12 Indemnification  . . . . . . . . . . . . . . . . . . . . . .   51

               (A)  MICA  . . . . . . . . . . . . . . . . . . . . . . . . .   51
               (B)  GE  . . . . . . . . . . . . . . . . . . . . . . . . . .   52

          8.13  Section Titles and Table of Contents  . . . . . . . . . . .   52
          8.14  Counterparts  . . . . . . . . . . . . . . . . . . . . . . .   52
          8.15  Successors and Assigns  . . . . . . . . . . . . . . . . . .   52
          8.16  Limitation of Liability . . . . . . . . . . . . . . . . . .   52
          8.17  Integration . . . . . . . . . . . . . . . . . . . . . . . .   53
          8.18  Confidentiality and Publicity . . . . . . . . . . . . . . .   53
          8.19  Closing . . . . . . . . . . . . . . . . . . . . . . . . . .   54


                                    EXHIBITS


     2.1       Equipment
     2.2       Installment Sales Agreements
     2.3       "Fee for Service" Service Agreements and Equipment
                 Leases
     3.1(K)    Debt Holder Concessions
     3.1(L)    Accounts Subject to Automatic Drafting
     4.1(A)    Corporate Information
     4.1(F)    Consents and Approvals
     4.1(H)    Liens
     4.1(I)    Compliance with Laws
     4.1(K)    Insurance
     4.1(L)    Joint Ventures
     4.1(M)    Subsidiaries and Affiliates
     4.1(O)    Litigation
     4.1(P)    Taxes
     4.1(Q)    Brokers
     5.2(A)    Future Subsidiaries





                                    SCHEDULES


     1.3       Bill of Sale
     1.17      Lease Termination Agreements
     1.31      Security Agreement
     2.2(A)    Installment Sales Termination Agreement
     2.2(B)    MaxiService Agreements
     2.3       Promissory Note
     2.4       Common Stock Warrant
     3.1(A)    Release and Settlement Agreement
     3.1(G)    Officer's Certificate
     3.1(L)    Authorization Agreement for Pre-Arranged Payments